Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
NOVEMBER 1, 2012

CHESAPEAKE ENERGY CORPORATION ANNOUNCES ARRANGEMENT OF
$2.0 BILLION UNSECURED TERM LOAN FACILITY

OKLAHOMA CITY, OKLAHOMA, NOVEMBER 1, 2012 – Chesapeake Energy Corporation (NYSE:CHK) announced today that it has engaged Bank of America, N.A., Goldman Sachs Bank USA and Jefferies Finance LLC to assist with the arrangement of an unsecured five-year term loan facility in an aggregate principal amount of $2.0 billion.  Chesapeake intends to use the net proceeds of the new term loan facility to repay the remaining outstanding borrowings under the company’s existing term loan facility arranged in May 2012 and to repay outstanding borrowings under the company’s corporate revolving credit facility. This will enhance the company’s liquidity and financial flexibility as it continues to execute its previously announced asset sales strategy and will allow the future repayment of higher cost debt.

Archie W. Dunham, Chesapeake’s Non-Executive Chairman of the Board, stated: “The board and management believe current corporate loan market conditions offer attractive refinancing opportunities on favorable terms.  By using the proceeds of this loan to repay more costly debt and provide excess liquidity, we will enhance our financial flexibility and ensure our ability to complete our planned asset sales efficiently.  We continue to believe that Chesapeake’s portfolio of assets and dedicated employees are second to none, and we have confidence in the company’s ability to achieve its stated financial and operational goals.  The board and management remain committed to reducing debt levels to $9.5 billion or below as we execute on a more focused drilling program on our existing assets.”

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented: “We are pleased with the progress we’ve made toward achieving our long-term debt goals since the beginning of 2011 and look forward to the completion of those goals, driven by the success of our asset sale program, which remains on track.  We are proud of the production growth we have achieved, particularly the growth of our oil and natural gas liquids production over this period.  We also look forward to the completion of our 2012-2013 asset sales and more focused drilling activity that will lead over time to a balance between drilling capital expenditures and operating cash flow as we transition into our asset harvest strategy from our previous strategy of new play identification and capture.”

Amounts borrowed under the new term loan facility will be unsecured and will be unconditionally guaranteed on a joint and several basis by Chesapeake’s direct and indirect wholly owned domestic subsidiaries that are subsidiary guarantors under the company’s existing senior notes indentures.  The new term loan facility will permit Chesapeake to repay other unsecured indebtedness, including amounts outstanding under the existing term loan facility, Chesapeake’s 6.775% Senior Notes due 2019, Chesapeake’s 7.625% Senior Notes due 2013 and up to $1.2 billion of other senior unsecured indebtedness.  Additionally, the new term loan facility will permit Chesapeake to refinance its existing senior unsecured indebtedness with longer-dated senior unsecured notes.

CHESAPEAKE CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154

Chesapeake's ability to establish the new facility and borrow thereunder will be subject to the receipt of commitments from lenders to provide the facility, the negotiation and execution of definitive loan documents and other customary conditions.

This news release includes "forward-looking statements" that give Chesapeake's current expectations. Although we believe the expectations reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectation expressed. The final terms of the new loan facility, if it is established, and the use of proceeds may differ from the expectations announced. We may be unable to complete our planned asset sales as scheduled or at all, and they may not generate the proceeds we are anticipating. Our ability to consummate asset sales is dependent upon market conditions and other factors beyond our control, and our plans to reduce indebtedness are in large part dependent upon asset sales we expect to make. We may not be successful in achieving a balance between drilling capital expenditures and operating cash flow in the anticipated time frame.. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Eagle Ford, Utica, Granite Wash, Cleveland, Tonkawa, Mississippi Lime and Niobrara unconventional liquids plays and in the Marcellus, Haynesville/Bossier and Barnett unconventional natural gas shale plays.  The company also owns substantial marketing and oilfield services businesses through its subsidiaries Chesapeake Energy Marketing, Inc. and COS Holdings, L.L.C.  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.